SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

PS BUSINESS PARKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO THE SHAREHOLDERS OF
PS BUSINESS PARKS, INC.
Dear Shareholder:
     On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to attend our 2011 Annual Meeting of Shareholders to be held on Monday, May 2, 2011, at 10:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. You may attend the meeting in person or by proxy. Only shareholders showing proof of ownership of PS Business Parks common shares will be allowed to attend the meeting in person.
     Your vote is important, and we strongly urge you to cast your vote. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares over the Internet or by telephone or, if you elected to receive paper copies by mail, you may vote by mail by following the instructions on the proxy card or the voting instruction card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.
     We appreciate your investment in PS Business Parks and look forward to seeing you at our 2011 Annual Meeting.

Sincerely,

Joseph D. Russell, Jr.
President and Chief Executive Officer

PS BUSINESS PARKS, INC.
701 Western Avenue
Glendale, California 91201-2349
NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS
     Please take notice that the 2011 Annual Meeting of Shareholders of PS Business Parks, Inc., a California corporation, will be held at the time and place and for the purposes indicated below.

Time and Date:	10:00 a.m., local time, on Monday, May 2, 2011.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:	1. To elect eight directors from the nominees named in the attached proxy statement to serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for PS Business Parks, Inc. for the fiscal year ending December 31, 2011;

3. To hold an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record of PS Business Parks common stock at the close of business on March 10, 2011.

Voting:	Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/voting instruction card, then date, sign and mail the proxy/voting instruction card in the pre-addressed postage-paid return envelope included with these materials as soon as possible. If provided on your proxy/instruction card, you may also vote over the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 2.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2011: This proxy statement and our 2010 Annual Report are available at the Investor Relations section of our website (www.psbusinessparks.com).

By Order of the Board of Directors,

Stephanie G. Heim,
Vice President, Counsel & Assistant Secretary

April 4, 2011
This notice of annual meeting and proxy statement are first being distributed and made available to shareholders on or about April 4, 2011.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
ANNUAL REPORT ON FORM 10-K	32
DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR CONSIDERATION AT 2012 ANNUAL MEETING	32
OTHER MATTERS	33
DIRECTIONS TO THE PS BUSINESS PARKS 2011 ANNUAL MEETING	34

PS BUSINESS PARKS, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 2, 2011
GENERAL INFORMATION
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of PS Business Parks, Inc. of proxies to be voted at our 2011 Annual Meeting, and at any adjournment or postponement of the meeting. The proxies will be used at our 2011 Annual Meeting of Shareholders to be held on May 2, 2011 beginning at 10:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.
     This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This notice of annual meeting and proxy statement is first being distributed and made available to shareholders on or about April 4, 2011 to holders of our common stock on March 10, 2011, the record date for our annual meeting. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2010, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.
     We use several abbreviations in this proxy statement. We refer to PS Business Parks, Inc. as “PS Business Parks,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise. We refer to our Board of Directors as the “Board.”
Purposes of the Meeting:
•	To elect eight directors from the nominees named in Proposal 1 to the Board of PS Business Parks;

•	To ratify the appointment of Ernst & Young LLP as PS Business Park’s independent registered public accounting firm for the fiscal year ending December 31, 2011, as set forth in Proposal 2;

•	To approve, in an advisory vote, executive compensation as set forth in Proposal 3;

•	To recommend, in an advisory vote, the frequency of future advisory votes on executive compensation as set forth in Proposal 4; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.
Recommendations of the Board of Directors:
The Board recommends that you vote:

•	“FOR” the election of the eight nominees for director named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2011 as set forth in Proposal 2;

•	“FOR” the advisory vote to approve executive compensation as set forth in Proposal 3; and

•	“THREE YEARS” as the frequency of future advisory votes on executive compensation as set forth in Proposal 4.
VOTING
Who May Attend the Meeting
     Only shareholders of record of PS Business Parks common stock at the close of business on the record date of March 10, 2011 will be entitled to vote at the meeting, or at any adjournment or postponement of the meeting. On the record date, PS Business Parks had approximately 24,698,777 shares of common stock issued and outstanding, each of which is entitled to one vote.
     If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement. A complete list of our shareholders entitled to vote at the annual meeting will be available for inspection at our executive offices during regular business hours for a period of not less than ten days before the annual meeting.

Voting Your Shares at the Annual Meeting
Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.
Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:
•	By Internet — Shareholders may submit proxies over the Internet by following the instructions on the accompanying Notice of 2011 Annual Meeting of Shareholders. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone — Shareholders may submit proxies by telephone by calling the number on the accompanying Notice of 2011 Annual Meeting of Shareholders and following the instructions. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-prepaid envelope.
If additional matters are presented at the annual meeting. Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Joseph D. Russell, Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.
Inspector of elections. The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.
Special Voting Procedures for PS Business Parks 401(k)/Profit Sharing Plan Participants. If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those common shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time, on April 28, 2011.
Voting Mechanics. If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted (1) “For” the election of the Board’s nominees for director, (2) “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011, (3) “For” approval of executive compensation, (4) “Three Years” with respect to the frequency of future advisory votes on executive compensation and (5) and in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for director become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.
Changing Your Vote. You may change your vote before the vote at the annual meeting in accordance with the following procedures. Any change to your voting instructions for the PS 401(k)/Profit Sharing Plan must be provided by 9:00 a.m., Central time, on April 28, 2011. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) by providing a written notice of revocation to the Corporate Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:00 p.m., Pacific time, on April 29, 2011, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Quorum
     The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
Voting Rights
     With respect to the election of directors, each holder of common stock on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date.
     You may cumulate votes for directors by casting all of your votes for one candidate or by distributing your votes among as many candidates as you choose. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of the intention to cumulate the shareholder’s votes. If you vote by proxy card or voting instruction card and sign your card with no further instructions, Ronald L. Havner, Jr. and Joseph D. Russell, Jr., as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to the election of directors. With respect to all other matters, shareholders can cast one vote for each share of common stock registered in their name on March 10, 2011, the record date of the annual meeting.
Required Vote
     Election of Directors: The eight candidates who receive the most votes cast at the meeting will be elected directors of PS Business Parks. Common shares not voted (whether by abstention or otherwise) will not affect the vote.
     Ratification of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote. Abstentions will have the effect of a vote against this proposal.
     Advisory vote to approve executive compensation: This proposal requires the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote. Abstentions will have the effect of a vote against this proposal. Although this proposal is not binding on the PS Business Parks Board of Directors, the Board will consider the results of the shareholder vote. Broker non-votes, if any, will have no effect on the outcome of this proposal.
     Advisory vote on the frequency of future advisory votes on executive compensation: This proposal requires the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote. However, because shareholders are being asked to consider several choices, it is possible that no one choice will receive a majority vote. Abstentions will have the effect of a vote against the other several choices. Broker non-votes, if any, will have no effect on the outcome of this proposal. Although this resolution is not binding on the PS Business Parks Board of Directors, the Board will consider the results of the shareholder vote.
Proxy Solicitation Costs
     We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Alliance Advisors LLC may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.
Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2011
     The accompanying Notice of 2011 Annual Meeting of Shareholders, this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and a sample proxy card may be viewed, printed or downloaded from www.psbusinessparks.com/2011proxy.html.
PS Business Parks’ Transfer Agent
     Please contact PS Business Parks’ transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038; telephone: (800) 937-5449.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Membership and Leadership
     As of the date of this proxy statement, our Board has eight directors. As discussed below, six of our directors are independent in accordance with the rules of the New York Stock Exchange and the company’s Corporate Governance Guidelines. We have separate individuals serving as Chairman of the Board and as Chief Executive Officer.
     Ronald L. Havner, Jr., has served as Chairman of the Board since March 1998. He was Chief Executive Officer of PS Business Parks from March 1998 until August of 2003 when he resigned to become Chief Executive Officer of Public Storage, a self-storage real estate investment trust (“REIT”). Public Storage is our largest shareholder and owns approximately 23.4% of our outstanding common stock as of March 10, 2011. Mr. Havner’s role as Chairman furthers his ongoing involvement with the business, and his in-depth knowledge of PS Business Parks operations and the real estate industry benefits the Board. Mr. Russell serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of PS Business Parks.
     PS Business Parks does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of PS Business Parks and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer is serving the interests of the company and its shareholders well.
     In addition, the Board has established a position of independent presiding director, to provide for an independent leadership role on the Board. The independent director presides at meetings of all non-management directors in executive session without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without the Chief Executive Officer or any other members of management present. The sessions are chaired by the independent presiding director. The position of independent presiding director of these sessions generally rotates annually among the chairs of the standing committees of the Board. For 2011, R. Wesley Burns, Chairman of the Nominating/Corporate Governance Committee, is serving as the independent presiding director.
Board Responsibilities and Oversight of Risk Management
     In connection with its oversight of risk to our business, the Board regularly considers management presentations on the company’s operations and strategies and considers related risks to our business. As part of the Board’s consideration, the Board and management actively engage in discussions of potential and perceived risks to the business. The Board routinely meets with the chief executive officer, the chief operating officer, the chief financial officer and other company officers as appropriate in the Board’s consideration of matters submitted for board approval and risks associated with such matters.
     In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in New York Stock Exchange rules. For example, the Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Audit Committee also reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.
     The Board and the Board committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.
     Oversight of Compensation Risks. With respect to consideration of risks related to compensation, in March 2011, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices applicable to all of the company’s employees. The Committee also considered and discussed with management, management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our company.
     In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, reviewed the target metrics for all our employee incentive compensation plans. At the completion of the review, management and the Committee concluded that the incentive compensation plans did not create undue risks for the company based on factors, including the following:
•	The company has fewer than 100 employees with incentive compensation, and development and approval of the compensation plans and payouts is centralized with the Chief Executive Officer.

•	Financial targets for bonus arrangements typically involve several different metrics, which discourages employees from focusing on a particular financial metric to the detriment of others or of the business as a whole.

•	The company’s incentive plans have various controls built into the plans to help ensure that employees are motivated to achieve the desired short- and long-term company goals.

•	Final approval of incentive compensation for employees other than executive officers is made by our Chief Executive Officer who has a comprehensive understanding of the inter-relationship of all incentive programs for nonexecutives.

•	Our Chief Executive Officer has the discretion to reduce recommended awards for any reason, including if he determines that the performance was not in the company’s long-term interests.

•	We do not provide earnings guidance, which we believe discourages management from taking risks to achieve quarterly or annual earnings targets.

•	The company historically has maintained a very conservative financial profile and is funded primarily with perpetual preferred and common shares and retained earnings rather than debt.

•	Property acquisitions and developments are approved by the Board after discussion with management, which facilitates board oversight of management’s plans to grow the business.

•	All equity awards to employees vest over several years, which helps to align our employees’ focus on long-term results.
     As a result, we believe there is little motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Our review concluded that employees who are eligible for incentive compensation are properly incentivized to achieve short- and long-term company goals without creating undue risks for the company. Following completion of its review, members of our senior management discussed the results of management’s compensation risk assessment with the Compensation Committee at a meeting in March 2011.
Board Meetings
     The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled board meeting. During 2010, the Board held eight meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held three meetings. During 2010, each director elected to the Board at the 2010 Annual Meeting attended at least 75% of the meetings held by the Board of Directors and, if a member of a committee of the Board of Directors, 75% of the meetings held by both the Board of Directors and all committees of the Board of Directors on which he or she served. Directors are encouraged, but not required, to attend the annual meeting of shareholders. All continuing directors nominated for election to the Board at the 2011 annual meeting attended the 2010 annual meeting.
Board Orientation and Education
     Each new director participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and the opportunity to attend external board education programs.
Committees of the Board of Directors
     Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Compensation and Nominating/Corporate Governance Committees can be viewed at our website at www.psbusinessparks.com/corpGov.html and will be provided in print to any shareholder who requests a copy by writing to the company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349. The Board has determined that all members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent directors under the rules of the New York Stock Exchange. In addition, all members of our Audit Committee are independent directors under the rules of the Securities and Exchange Commission (“SEC”) for audit committees.
     Our three standing committees are described below, and the committee members are identified in the following table:

		Compensation	Nominating/Corporate
Director	Audit Committee	Committee	Governance Committee
R. Wesley Burns			X (Chairman)
Arthur M. Friedman	X (Chairman)		X
Jennifer Holden Dunbar	X	X
James H. Kropp		X (Chairman)	X
Sara Grootwassink Lewis	X
Michael V. McGee	X	X
Number of meetings in 2010:	4	5	3
Audit Committee
     The primary functions of the Audit Committee are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the our financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees preformed by the independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.
     The Audit Committee is comprised of four independent directors: Arthur M. Friedman (Chairman), Jennifer Holden Dunbar, Sara Grootwassink Lewis and Michael V. McGee. The Board has determined that each member of the Audit Committee meets the financial literacy and independence standards of the New York Stock Exchange. The Board has also determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of the rules of the SEC and the New York Stock Exchange.
Compensation Committee
     The primary functions of the Compensation Committee as set forth in its charter are to (1) determine, either as a committee or together with other independent directors, the compensation of the company’s Chief Executive Officer, (2) determine the compensation of other executive officers, (3) administer the company’s equity and executive officer incentive compensation plans, (4) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K and to recommend to the Board inclusion of the CD&A in the Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) produce the Compensation Committee Report for inclusion in the annual proxy statement and (7) evaluate its performance annually.
     Pursuant to its charter, the Compensation Committee has the authority to delegate its responsibilities to individual members of the committee or to a subcommittee of the committee. To date, the Compensation Committee has not delegated any of its responsibilities.
     As required by the charter, during 2010, the Compensation Committee made all final compensation decisions for our named executive officers, including the named executive officers set forth in the Summary Compensation Table below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2010, has not done so, relying instead on surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information in 2010, as well as the role of Mr. Russell, our Chief Executive Officer, in determining or recommending the amount of compensation paid to our named executive officers in 2010, see the CD&A below.
     The Compensation Committee is comprised of three directors: James H. Kropp (Chairman), Jennifer Holden Dunbar and Michael V. McGee. Each member is independent under the rules of the New York Stock Exchange.
Nominating/Corporate Governance Committee
     The primary functions of the Nominating/Corporate Governance Committee are to (1) identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board, (2) develop a set of corporate governance principles applicable to the company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board and (3) oversee the annual Board assessment of Board performance. The Nominating/Corporate Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. See “Consideration of Candidates for Director” below. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing evaluating its charter and performance.
     The Nominating/Corporate Governance Committee is comprised of three directors: R. Wesley Burns (Chairman), Arthur M. Friedman and James H. Kropp. Each member is independent under the rules of the New York Stock Exchange.
Director Independence
     The Board evaluates the independence of each director annually based on information supplied by directors and the company, and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, the Board considers the standards for independence set forth in the requirements of the New York Stock Exchange rules. A director qualifies as independent unless the Board determines that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances, subject to the provisions of Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the director’s relationships with Public Storage, the largest shareholder of PS Business Parks. Section 303A.02(b) provides that a director is not independent if:
•	The director is, or has been within the last three years, an employee of PS Business Parks, or an immediate family member is, or has been within the last three years, an executive officer of PS Business Parks.

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from PS Business Parks, other than director and committee fees.

•	(1) The director is a current partner or employee of a firm that is PS Business Parks’ external auditor (currently Ernst & Young LLP), (2) the director has an immediate family member who is a current partner of such firm, (3) the director has an immediate family member who is a current employee of such firm and personally works on PS Business Parks’ audit or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on PS Business Parks’ audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of PS Business Parks’ present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, PS Business Parks for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     The Nominating/Corporate Governance Committee annually reviews directors’ responses to a questionnaire asking about their relationships with the company (and those of immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships or arrangements between the company and directors and their immediate families. Based on its review in February 2011, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than Ronald L. Havner, Jr. and Joseph D. Russell, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee is independent pursuant to the rules of the New York Stock Exchange and each Audit Committee member meets the additional independence requirements of the rules of the SEC. Mr. Russell was determined not to be independent because of his status as Chief Executive Officer and President of PS Business Parks. Mr. Havner was deemed not independent because Mr. Havner is a current trustee and Chief Executive Officer and President of Public Storage. Relationships between Public Storage and PS Business Parks are described on page 32.
Compensation of Directors
     General Compensation Arrangements. The Compensation Committee of the Board periodically reviews the company’s non-employee director compensation and makes recommendations for any changes to the Board, which makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.
     Retainers and Meeting Fees. Retainers are paid in cash quarterly and are pro-rated when a director joins the Board other than at the beginning of a calendar year. During 2010, each non-employee director was entitled to receive the following retainers and meeting fees for Board and Board committee service:
•	An annual retainer of $25,000 paid quarterly.

•	A Board meeting fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting.

•	A Board Committee fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting.

•	The Chairman of the Audit Committee also receives an additional annual fee of $10,000, and the Chairman of each of the Compensation and Nominating/Corporate Governance Committees receive an additional annual fee of $5,000.
     Equity Awards. Each new non-employee director is, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, automatically granted an option to purchase 10,000 shares of common stock that vests in five equal annual installments beginning one year from the date of grant, subject to continued service.
     Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of common stock of the company, that vests in five equal annual installments beginning one year from the date of grant based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the company’s common stock on the New York Stock Exchange on such date.
     Retirement Stock Grants. Each non-employee director of the company receives, upon retirement as a director of the company, 1,000 shares of fully-vested common stock for each full year of service as a non-employee director of the company, up to a maximum of 5,000 shares. At December 31, 2010, Messrs. Burns, Friedman, Havner and Kropp were each entitled to receive 5,000 fully-vested shares of common stock upon retirement; Mr. McGee was entitled to receive 4,000 shares; and Ms. Dunbar was entitled to receive 1,000 shares. As of December 31, 2010, the value of each award of 5,000 shares was $278,600; the value of 4,000 shares was $222,880; and the value of 1,000 shares was $55,720, each based on the closing price of $55.72 of our common stock on December 31, 2010.
     The following table presents the compensation provided by the company to its non-employee directors for fiscal year ended December 31, 2010.

Director Compensation Table

	Fees Earned	Stock Awards	Option
Name (a)	or Paid in Cash	(c)	Awards (d)	Total
Ronald L. Havner, Jr. (a)	—	—	$14,880	$14,880
R. Wesley Burns	$38,500	—	$14,880	$53,380
Jennifer Holden Dunbar	$37,000	—	$14,880	$51,880
Arthur M. Friedman	$47,500	—	$14,880	$62,380
James H. Kropp	$41,000	—	$14,880	$55,880
Sara Grootwassink Lewis (b)	$26,750	$240,050	$67,980	$334,780
Harvey Lenkin	$30,500	—	$14,880	$45,380
Michael V. McGee	$33,000	—	$14,880	$47,880
Joseph D. Russell, Jr. (a)	—	—	—	—

(a)	Ronald L. Havner, Jr., Chairman, and Joseph D. Russell, Jr. are also directors; however, each received no cash compensation for service as a director during 2010. Mr. Russell’s compensation as Chief Executive Officer and President is set forth below beginning on page 18.

(b)	Ms. Lewis became a director on February 23, 2010. Her cash fees are pro-rated for her period of service. Her stock award reflects the 5,000 share director retirement stock grant on her first date of service as discussed above, which vests over five years. None of these shares were vested as of December 31, 2010.

(c)	Reflects the fair value on the date of grant of awards during 2010 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2010, including in the company’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(d)	Reflects the grant date fair value of awards during 2010 calculated in accordance with FASB ASC Topic 718. As of December 31, 2010, each director as of such date had the following number of options outstanding: R. Wesley Burns: 9,600 of which 3,600 are vested; Jennifer Holden Dunbar: 12,000 of which 400 are vested; Arthur M. Friedman: 18,000 of which 12,000 were vested; Ronald L. Havner, Jr.: 16,000 of which 7,200 were vested; James H. Kropp: 16,000 of which 13,000 were vested; Harvey Lenkin: 13,000 of which 7,000 were vested; Sara Grootwassink Lewis: 12,000 of which zero are vested; Michael V. McGee: 18,000 of which 10,400 were vested; and Joseph D. Russell, Jr.: 174,216 of which 109,216 were vested. Assumptions used in the calculation of these amounts are included in Note 10 to the company’s audited financial statements for the fiscal year ended on December 31, 2010, included in the company’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised of James H. Kropp (Chairman), Jennifer Holden Dunbar and Michael V. McGee, none of whom has ever been an employee of the company. No member of the Compensation Committee had any relationship with the company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity which has an executive officer who also served on the Compensation Committee or Board of PS Business Parks at any time during 2010.
     Messrs. Havner and Russell are present or former officers of the company and are members of the Board.
Consideration of Candidates for Director
     Shareholder recommendations. The policy of the Nominating/Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Recommendations should be submitted in the time frame described in this proxy statement under “Deadlines for Receipt of Shareholder Proposals for Consideration at 2012 Annual Meeting” on page 32.

     Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. In general, the Board seeks to add directors who meet the independence requirements of the New York Stock Exchange rules. In addition, director candidates must submit a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.
     Directors are expected, within three years of election, to own at least $100,000 of common stock of the company, determined using the acquisition price.
     The Nominating/Corporate Governance Committee of the Board is responsible under the company’s Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes directors’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time.
     The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new directors for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Committee charter that each director should:
•	Be an individual of the highest character and integrity;

•	Have substantial experience which is of particular relevance to PS Business Parks;

•	Have an understanding of the business environment and industry in which PS Business Parks operates;

•	Have sufficient time available to devote to board affairs;

•	Represent the best interests of all stakeholders, including the company’s shareholders;

•	Have his or her skill set complement the skill set of the other PS Business Parks directors; and

•	Be able to read and understand financial statements.
There are no other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Committee and the Board have and exercise broad discretion to select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment.
     Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.
     Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.
     As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Communications with the Board of Directors
     The company provides a process by which shareholders and interested parties may communicate with the Board of Directors. Any shareholder communication to the Board should be addressed to: Board of Directors, c/o Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).
Corporate Governance Guidelines
     The Board has adopted Corporate Governance Guidelines to set forth its guidelines for overall governance practices. The Guidelines are available on the company’s website, www.psbusinessparks.com, or, upon written request, a paper copy is available from the company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349.
Business Conduct Standards and Code of Ethics
     The Board of Directors has adopted a code of Business Conduct Standards, applicable to directors, officers, and employees, and a Directors’ Code of Ethics. The Board has also adopted a Code of Ethics for its senior financial officers. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, currently Joseph D. Russell, Jr., and principal financial officer and principal accounting officer, currently Edward A. Stokx.
     The PS Business Parks’ Business Conduct Standards, the Directors’ Code of Ethics and the Code of Ethics for senior financial officers are available on the company’s website, www.psbusinessparks.com, or, upon written request, a paper copy is available from the company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349. Any amendments or waivers to the code of ethics for directors or executive officers will be disclosed on the company’s website or other appropriate means in accordance with applicable SEC and New York Stock Exchange requirements.
PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Director
     Upon the recommendation of our Nominating/Corporate Governance Committee, our Board has nominated the eight persons listed below to serve as directors for a one-year term beginning with the 2011 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.
     In 2010, the Board amended its Corporate Governance Guidelines to provide that directors will not be nominated for election to the Board if they would attain the age of 73 during the subsequent term, subject to the Board’s discretion to make exceptions to the policy to provide for a transition period of service. Harvey Lenkin, a member of the Board since 1998 and one of our original Board members, retired from the Board in January 2011 pursuant to the Board’s retirement policy. In considering nominees for election as director at the 2011 Annual Meeting, the Board agreed to re-nominate Arthur M. Friedman, who would otherwise retire under the Board’s retirement policy, for election as a director at the 2011 Annual Meeting to provide for a one-year period to transition his board responsibilities. Accordingly, eight of the nine directors elected at the 2010 Annual Meeting of Shareholders are standing for re-election at the 2011 Annual Meeting.
     Ronald L. Havner, Jr., age 53, has served as Vice-Chairman, Chief Executive Officer and a member of the board of Public Storage, an affiliate of PS Business Parks, since November 2002 and as President since July 1, 2005. He has been Chairman of PS Business Parks since March 1998 and was Chief Executive Officer of PS Business Parks from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT), serving as Treasurer and member of the Audit Investment Committee. He is also a member of NYU REIT Center Board of Advisors and a director of Business Machine Security, Inc. During the last five years, Mr. Havner also served on the boards of Union BanCal Corporation and its subsidiary, Union Bank of California, and as a director of General Finance Corporation, The Mobile Storage Group and PacVan, Inc.
     Mr. Havner has been the Chairman of the PS Business Parks Board since 1998 and was Chief Executive Officer of PS Business Parks from 1998 until August 2003. His qualifications for election to the PS Business Parks Board include his extensive leadership experience and company and industry knowledge. He is also the Vice Chairman, Chief Executive Officer and a trustee of Public Storage, our largest shareholder.
     Joseph D. Russell, Jr., age 51, has been Chief Executive Officer and a director of PS Business Parks since August 2003 and President of PS Business Parks since September 2002. Before joining PS Business Parks, Mr. Russell had been employed by Spieker Properties, an owner and operator of office and industrial properties in northern California, and its predecessor for more than ten years, becoming an officer of Spieker Properties when it became a publicly held REIT in 1993. When Spieker Properties merged with Equity Office Properties Trust in 2001, Mr. Russell was President of Spieker Properties’ Silicon Valley Region. Mr. Russell has also been a member of the Board and past President of the Silicon Valley Chapter of the National Association of Industrial and Office Properties. He is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).
     Mr. Russell has been the Chief Executive Officer of PS Business Parks since 2003 and President beginning in 2002. His qualifications for election to the PS Business Parks Board include his leadership experience and company and industry knowledge, including his more than 20 years involvement with publicly held REITs and extensive experience with office and industrial real estate. As the only Board member who is also an active member of the PS Business Parks management team, Mr. Russell provides management’s perspective in Board discussions about the operations and strategic direction of the company.
     R. Wesley Burns, age 51, became a Director of PS Business Parks in May 2005 and currently serves as Chairman of the Nominating/Corporate Governance Committee. He is also a Trustee of the Schwab Strategic Trust, a series of registered exchange traded funds (“ETFs”), and serves on the Trust’s Nominating and Audit Committees. In December 2008, Mr. Burns retired from PIMCO, an investment advisory firm, where he was a Managing Director responsible for the firm’s Investment Operations group. Mr. Burns also served as President and Trustee of the PIMCO Funds and the PIMCO Variable Insurance Trust, registered open-end investment companies, and was a member of their Nominating/Corporate Governance Committees. Mr. Burns was also Chairman of the PIMCO Strategic Global Government Fund and President and member of the Board of Directors of the PIMCO Commercial Mortgage Securities Trust, both registered as closed-end investment companies.
     Mr. Burns’ qualifications for election to the PS Business Parks Board include his financial and investment expertise as well as his knowledge of capital markets and experience on other public company boards. He also brings his experience as a member of several other public company nominating/corporate governance committees to our Nominating/Corporate Governance Committee, which he chairs.
     Arthur M. Friedman, age 75, is Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks in March 1998. From 2009 until April 1, 2011, Mr. Friedman was a Director and Chairman of the Audit Committee of TNP Strategic Retail Trust, Inc. Mr. Friedman, a certified public accountant, has been an independent business and tax consultant since September 1995. He was a partner of Arthur Andersen from 1968 until August 1995. During his 38-year career in public accounting, he specialized in tax consultation. He was a member of the Andersen Board of Partners from August 1980 until July 1984 and from August 1985 until March 1988.
     Mr. Friedman’s qualifications for election to the PS Business Parks Board include his financial and business expertise and many years of experience on the PS Business Parks Board. Mr. Friedman is an audit committee financial expert based on his 38 years of experience with a national accounting firm and serves as the Chairman of the Audit Committee of the PS Business Parks Board.
     Jennifer Holden Dunbar, age 48, is a member of the Audit and Compensation Committees and became a director of PS Business Parks in February 2009. Since March 2005, Ms. Dunbar has served as Principal, Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm. From 1994 to 1998, Ms. Dunbar was a Partner with Leonard Green and Partners, L.P., a private equity firm, which she joined in 1989. Ms. Dunbar began her career as a financial analyst in the Mergers and Acquisitions Department of Morgan Stanley in 1985. During 2007 and 2008, Ms. Dunbar was a member of the Board of Directors of 99 Cents Only Stores, where she served on the Audit and Nominating & Governance Committees and chaired the Compensation Committee. Since 2004, Ms. Dunbar has also been a member of the board of directors of Big 5 Sporting Goods Corporation, where she serves on the Audit and Compensation Committees and chairs the Nominating Committee.
     Ms. Dunbar’s qualifications for election to the PS Business Parks Board include her financial expertise, knowledge of investment banking and her experience in investments and mergers and acquisitions. She also has been a member of several public company boards and board committees. Ms. Dunbar is also an audit committee financial expert and a member of the PS Business Parks Audit Committee.
     James H. Kropp, age 62, is Chairman of the Compensation Committee and a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks in March 1998. Mr. Kropp is the Chief Investment Officer at i3 Funds LLC beginning in 2009 and has served as interim CFO of TaxEase LLC during 2009 and to date. He was Senior Vice President-Investments of Gazit Group USA, Inc., a real estate investor, from 2006 to 2008. He served as a managing director of Christopher Weil & Company, Inc., a securities broker-dealer and registered investment adviser, from April 1995 to 2004 and was portfolio manager for Realty Enterprise Funds from 1998 until 2006. He is a member of the American Institute of Certified Public Accountants and a director as well as Chairman of the Audit Committee of Corporate Capital Trust, Inc., a registered investment company, from February 2011 to the present. He was a director of Trustreet Properties Inc. and its predecessor, US Restaurant Properties Inc., from 2002 through February 2007 and served as Chairman of its Audit Committee and Compensation Committee and as a member of the Nominating and Corporate Governance Committees during his tenure. Mr. Kropp was previously a member of the board of directors of Madison Park Real Estate Investment Trust. He was a trustee as well as Chairman of the Audit Committee and a member of the Governance and Independent Trustee Committees of The CNL Funds, a registered investment company, from May 2007 until February 2010.
     Mr. Kropp’s qualifications for election to the PS Business Parks Board include his knowledge of investment banking and capital markets, specializing in real estate securities, and his extensive experience with real estate businesses, including other REITs. He has also served on other public company boards and board committees, including as Chairman of the Compensation Committee of Trustreet Properties, and brings his expertise to the PS Business Parks Compensation Committee, which he chairs.
     Sara Grootwassink Lewis, age 43, became a director of PS Business Parks in February 2010. She is currently Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets and board advisory firm, and served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust, which owns and operates a diversified group of properties in the Washington, D.C. area, from May 2002 through February 2009. She has been a member of the Board of Directors of CapitalSource Inc. since 2004 and is a member of the Audit Committee and Chair of the Nominating and Corporate Governance Committee. Ms. Lewis is also a Chartered Financial Analyst and Certified Public Accountant.
     Ms. Lewis’ qualifications for election to the PS Business Parks Board include her previous executive and financial experience at another publicly traded REIT and her background as a Chartered Financial Analyst. She brings her extensive financial and real estate industry knowledge to the Board as well as her public company board experience as a member of the CapitalSource Inc. Board.
     Michael V. McGee, age 55, is a member of the Audit and Compensation Committees and became a director of PS Business Parks in August 2006. Mr. McGee has been President and Chief Executive Officer of Pardee Homes since 2000. Pardee Homes is the largest wholly-owned subsidiary of Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company. Mr. McGee is also a member of the Board of Directors of HomeAid America. Mr. McGee has a J.D. degree from Southwestern University.
     Mr. McGee’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as President and Chief Executive Officer of Pardee Homes for the last ten years. He also brings his extensive knowledge of the real estate industry and markets and legal training to the Board. Mr. McGee is an audit committee financial expert and a member of the PS Business Parks Audit Committee.
     Vote Required and Board Recommendation. The eight nominees receiving the greatest number of votes duly cast for their election as directors will be elected. Abstentions and broker non-votes will not affect the outcome of this proposal.
     Your Board of Directors recommends that you vote “FOR” the election of each nominee named above.
PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

     The company’s bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. The company is asking its shareholders to ratify this appointment because it believes that shareholder ratification of the appointment is a matter of good corporate governance. If shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the company’s independent registered public accounting firm, but may nevertheless determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of PS Business Parks and its shareholders.
     Representatives from Ernst & Young LLP, which has acted as the independent registered public accounting firm for the company since the company’s organization in 1990, will be in attendance at the 2011 annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to any proper questions.
Fees Billed to the Company by Ernst & Young LLP for 2010 and 2009
     The following table shows the fees billed or expected to be billed to the company by Ernst & Young for audit and other services provided for fiscal 2010 and 2009:

	2010	2009
Audit fees (1)	$483,000	$397,000
Audit-related fees (2)	17,000	17,000
Tax fees (3)	80,000	143,000
All other fees	—	—

Total	$580,000	$557,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)	Audit-related fees represent professional fees provided in connection with the audit of the company’s 401(k)/Profit Sharing Plan and property acquisition audits.

(3)	During 2010 and 2009, all of the tax services consisted of tax compliance and consulting services.
     Policy to Approve Ernst & Young Services. The Audit Committee has adopted a pre-approval policy relating to services performed by the company’s independent registered public accounting firm. Under this policy, the Audit Committee of the company pre-approved all services performed by Ernst & Young LLP during 2010, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.
     Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report
     The Audit Committee consists of four directors, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s charter may be found on the company’s website at psbusinessparks.com/corpGov.html.
     The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.
     It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.
     In this context, the Audit Committee has met with management and with Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.
     The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the firm’s independence.
     During 2010, management documented, tested and evaluated the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on the company’s internal control over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.
     Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the attestation report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee also approved the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2011 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2011 Annual Meeting.
THE AUDIT COMMITTEE
Arthur M. Friedman, Chairman
Jennifer Holden Dunbar
Sara Grootwassink Lewis
Michael V. McGee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers and persons who own more than 10% of any registered class of the company’s equity securities to file with the SEC initial reports (on Form 3) of ownership of the company’s equity securities and to file subsequent reports (on Form 4 or Form 5) when there are changes in such ownership. The due dates of such reports are established by statute and the rules of the SEC. Based on a review of the reports submitted to the company and of filings on the SEC’s EDGAR website, the company believes that all directors and officers made timely reports.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of the dates indicated with respect to persons known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock:

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percent of Class (1)
Public Storage	5,801,606	23.49%
701 Western Avenue Glendale, California 91201-2349 (2)

Cohen & Steers, Inc.	2,858,237	11.57%
280 Park Avenue, 10th Floor New York, NY 10017 (3)

The Vanguard Group, Inc.	1,996,896	8.08%
PO Box 2600 V26 Valley Forge, PA 19482-2600 (4)

BlackRock, Inc.	1,823,738	7.38%
40 East 52nd Street New York, NY 10022 (5)

(1)	The percent of class is calculated using the ownership numbers as of the dates indicated below divided by shares outstanding on March 10, 2011.

(2)	Holdings reported are as of March 10, 2011. The reporting persons listed above have filed a joint Schedule 13D, amended as of August 28, 2009. Public Storage has sole voting and dispositive power with respect to all such shares. The 5,801,606 shares of common stock in the above table do not include 7,305,355 units of limited partnership interest in PS Business Parks, L.P. (“Units”) held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) are redeemable by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. Upon conversion of the Units to common stock, Public Storage and its affiliated partnerships would own approximately 41.0% of the common stock (based upon the common stock outstanding at March 10, 2011 and assuming such conversion).

(3)	Holdings reported as of December 31, 2010 as set forth in Schedule 13G filed on February 14, 2011 by Cohen & Steers, Inc. and certain affiliates to report beneficial ownership and sole dispositive power with respect to 2,776,234 shares and sole voting power with respect to 2,410,249 shares.

(4)	Holdings reported as of December 31, 2010 as set forth in Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc., as investment adviser of its clients to report beneficial ownership and sole dispositive power with respect to 1,965,623 shares and sole voting power with respect to 31,273 shares and shared dispositive power with respect to 31,273 shares.

(5)	Holdings reported as of December 31, 2010 as set forth in Schedule 13G filed on February 8, 2011 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole voting and dispositive power with respect to 1,823,738 shares.
Security Ownership of Management
     The following table sets forth information as of March 1, 2011 concerning the beneficial ownership of common stock of each director of the company, the company’s Chief Executive Officer, the Chief Financial Officer and the other two most highly compensated persons who were executive officers of the company on December 31, 2010 and all directors and executive officers as a group:

	Shares of Common Stock:
	Beneficially Owned (excluding options) (1)
	Shares Subject to Options (2)
Name	Number of Shares		Percent of Class
Ronald L. Havner, Jr.	198,584	(1)(3)	.8%
	9,200	(2)	* %

	207,784		.8%

Joseph D. Russell, Jr.	30,020	(1)	.1%
	122,216	(2)	.5%

	152,236		.6%

R. Wesley Burns	2,000	(1)	*
	2,800	(2)	*

	4,800		*

Jennifer Holden Dunbar	1,285	(1)(5)	*
	2,400	(2)	*

	3,685		*

Arthur M. Friedman	12,500	(1)(4)	*
	11,800	(2)	*

	24,300		*

Sara Grootwassink Lewis	0		*
	2,000	(2)	*

	2,000		*

James H. Kropp	10,925	(1)	*
	10,800	(2)	*

	21,725		*

Michael V. McGee	2,500		*
	10,800	(2)	*

	13,300		*

John W. Petersen	8,974	(1)	*
	45,000	(2)	.2%

	53,974		.2%

Edward A. Stokx	7,012	(1)	*
	7,000	(2)	*

	14,012		*

Maria R. Hawthorne	13,282	(1)	*
	8,000	(2)	*

	21,282		*

All Directors and Executive Officers as a Group (11 persons)	287,082	(1)(3)(4)(5)(6)	1.1%
	232,016	(2)	.9%

	519,098		2.1%

*	Less than 0.1%
(1)	Represents shares of common stock beneficially owned as of March 1, 2011. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the company that are held in the 401(k)/Profit Sharing Plan. Does not include restricted stock units described in the Grants of Plan-Based Awards table unless such units would vest within 60 days of the date of this table.
(2)	Represents options exercisable within 60 days of March 1, 2011 to purchase shares of common stock.
(3)	Includes 193,584 shares held by Mr. Havner and his spouse as trustees of the Havner Family Trust. Includes 500 shares held by a custodian of an IRA for Mr. Havner’s spouse as to which she has investment power. Includes 4,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is the Vice-Chairman, President and Chief Executive Officer of Public Storage. See “Security Ownership of Certain Beneficial Owners and Management” on page 16 for Public Storage ownership.
(4)	Includes 12,000 shares held by Mr. Friedman and his spouse as trustees of the Friedman Family Trust.
(5)	Includes 285 shares held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
2010 Executive Compensation Highlights
     2010 Company Performance. Despite the continued challenging economic conditions in the commercial real estate industry in 2010, the PS Business Parks’ management team drove solid results. At the end of 2010, total shareholder return for the year was 14.9%.
     Other 2010 company performance highlights include:
•	Year-over-year same park occupancy grew from 90.4% to 91.5% as we leased 6.1 million square feet;

•	We acquired 2.3 million additional square feet, primarily in the strong Washington, D.C. metro and Texas areas, positioning us for future growth;

•	We grew our business through acquisitions while maintaining our conservative financial profile;

•	We issued new preferred shares at lower dividend rates than securities we redeemed during the year, lowering our average preferred share dividend rate; and

•	Standard & Poor’s upgraded our credit rating to an investment grade credit rating.
     2010 Executive Compensation. Although 2010 continued to be a challenging year for commercial property owners, our management team continued to focus on growing the company to take advantage of any turnaround in the economy. In March 2010, the Compensation Committee met and considered the appropriate targets to incentivize senior management for 2010 performance in light of anticipated difficult market conditions and determined the threshold for payment of senior executive bonuses would be company achievement of targeted levels of funds available for distribution (“FAD”) adjusted for certain items, as described below. Based on the level of adjusted FAD achieved, potential bonus payments for 2010 performance could range from 50% to 150% of the target level.
     In March 2011, the Compensation Committee reviewed the company’s performance against the company criteria and concluded that management had successfully accomplished the 2010 FAD target required to establish a pool for potential bonuses at the 150% level, the highest level that could be achieved under the 2010 bonus program. The Compensation Committee then considered each named executive officer’s individual bonus targets at the 150% level to determine the appropriate bonus payment for 2010 performance.
     The Compensation Committee’s decisions with respect to 2010 compensation are discussed in detail below. To summarize the Committee’s decisions:
•	base salaries for all named executive officers were not increased for 2010, reflecting the Compensation Committee’s view that in light of the anticipated difficult market conditions, management would be rewarded primarily for the achievement of goals for the payment of performance-based incentive compensation; as a result, 2010 base salaries for executive officers continued to be frozen for Mr. Russell at his 2006 salary, for Messrs. Petersen and Stokx at 2007 salaries and for Ms. Hawthorne at her 2008 salary;

•	in March 2010, the Compensation Committee granted stock options to each of the named executive officers that vest over five years and provide value only if the company’s stock price increases over the closing price on the grant date; and

•	bonuses paid to the named executive officers for 2010 performance qualified for a payout at the 150% target level based on management’s achievement of the targeted FAD, and individual bonuses ranged from 89.8% to 101.1% of the bonus pool based on the achievement of additional performance criteria as discussed below.
2011 Compensation Outlook
     The operating environment for commercial real estate in 2011 continues to be challenging, although we believe we are well positioned to meet the challenges. Given these expectations, the Compensation Committee met in March 2011 and made the following decisions for 2011 executive officer compensation:
•	executive officer base salaries were increased 10% after being frozen for several years;

•	2011 bonus target amounts are set at 100% of 2011 base salary for the 100% bonus pool potential;

•	the threshold for determining the potential bonus pool is again based on achievement of targeted levels of 2011 FAD, with FAD targeted amounts to achieve a bonus pool at 100%, 150% and 200% of the target amount;

•	if a targeted level of FAD is achieved, individual bonuses are paid 80% based on the FAD achieved and 20% based on subjective and leadership achievements; and

•	the Compensation Committee also set goals for the payment of additional bonus amounts to Mr. Petersen and Ms. Hawthorne for the accomplishment of goals related to increasing returns at recently acquired properties.
For 2011 and future years, the Compensation Committee is considering implementation of a new multi-year long-term equity incentive plan for senior management. Additional details concerning Compensation Committee activities with respect to 2010 compensation and 2011 compensation targets, as well as information about our executive officer compensation policies and practices, are provided below.

     Executive Compensation Philosophy. Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our named executive officers a mix of cash and long-term equity compensation that we consider appropriate in view of individual and corporate performance, competitive level, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities. In general, our compensation program for named executive officers consists of (1) payment of a base salary, (2) potentially, short-term incentives in the form of cash bonuses and (3) long-term incentives in the form of equity awards, which may be restricted stock units or stock options, which vest upon continued service or the achievement of defined performance goals. Annual and long-term incentive compensation for named executive officers is designed to reward achievement of company-wide performance goals by tying awards primarily to financial objectives such as FAD, growth in Net Asset Value (“NAV”), same store net operating income (“NOI”) and the achievement of targeted levels of property-level returns after transactional capitalized expenditures, as well as other corporate objectives, as discussed in more detail below.
     Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2010, the Compensation Committee determined the award of each component separately. Historically and in 2010, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers. The Compensation Committee reviews information concerning compensation of executive officers at the Compensation Survey Companies named on page 24. However, information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation Committee also considers corporate, business unit and individual performance generally, and, particularly with respect to Mr. Russell’s compensation, input from other Board members, including the Chairman of the Board. With respect to the compensation of the executive officers who report to Mr. Russell, the Compensation Committee also considers the recommendations of Mr. Russell.
     The Compensation Committee made all final compensation decisions for named executive officers in 2010. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Compensation Committee” on page 6.
Elements of Compensation
     Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries for named executive officers at a level so that a significant portion of the total cash compensation such executives can earn is performance-based through annual incentive compensation. As a result, base salaries may not be increased for several years.
     Base salaries are set based on factors that include whether levels are competitive with the salaries for individuals with comparable experience and responsibilities at the Compensation Survey Companies, competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from other Board members, including the Chairman of the Board, particularly with respect to Mr. Russell’s salary, and the recommendations of Mr. Russell for the other named executive officers. In general, the Compensation Committee reviews base salaries bi-annually for the named executive officers.
     Bonuses. Our annual incentive cash bonus program provides an opportunity to reward named executive officers for the company’s performance during the fiscal year, and their individual contributions to that performance and are generally based on achievement of a threshold corporate performance goal for payment of any bonus and individually established targets that determine the bonus paid to each named executive officer. These objectives may vary depending on the individual officer and his or her responsibilities, but generally relate to financial factors, primarily FAD, growth in same store NOI and the maintenance of targeted levels of property-level returns after transactional capitalized expenditures, and achievement of other operational and financial goals.
     Target annual incentive bonus amounts are set for each named executive officer based on job responsibilities and typically range up to 100% of base salary for the chief executive officer and chief operating officer and lesser amounts for the other named executive officers, due to the increased responsibilities required of the chief executive and operating officers. In addition, the corporate performance objective, which sets the size of the bonus pool, is typically set at targeted levels so potential incentive bonus awards could range from zero to 200% of the targeted amount for each named executive officer. The Compensation Committee has the discretion to reduce the amount of any actual award based on those factors that the Compensation Committee considers appropriate. The Committee typically exercises this discretion to ensure that management makes decisions based on what is in the company’s best interest.

     Equity-Based Compensation. Equity awards of restricted stock units or stock options are long-term incentives designed to reward long-term growth in the price of and, in the case of restricted stock units, dividends paid on PS Business Parks common stock and shareholder value. Both types of equity awards help retain executives because they achieve their maximum value only if the executive continues to be employed by PS Business Parks for a period of years and their value is enhanced if the price of our common stock increases over the common stock price on the date of grant.
     The Compensation Committee has the discretion to award executive officers restricted stock units, stock options or a mix of both. The Compensation Committee does not set awards based on a fixed weighting between stock options and restricted stock units. However, it may determine not to award stock options or restricted stock units during certain periods. For example, during 2005 through 2008, the Compensation Committee focused equity compensation for the named executive officers on awards of restricted stock units for each year and the four-year period for 2005 through 2008 under a senior management long-term equity incentive equity program. In March of 2009, senior management received restricted stock awards under that program that had been granted previously for the 2008 annual and four-year 2005- 2008 performance periods. No additional grants will be made under the program which terminated at the end of 2008. No grants of restricted stock or stock options were made to the named executive officers in 2009. The Compensation Committee is continuing to evaluate whether to approve a new long-term equity program for executive officers.
     Performance-Based Restricted Stock Units and Restricted Stock
     Restricted stock units and restricted stock increase in value as the value of the company’s common stock and/or dividends increase and generally vest over time provided that the executive officer remains in the employ of the company. Accordingly, awards of restricted stock units or restricted stock serve the Committee’s objective of retaining company executive officers and other employees and motivating them to advance the interests of the company and its shareholders. They may also offer value during difficult market conditions because they retain some value even in declining markets, which may enhance their retention value at a time when we may most need executive talent. No grants of restricted stock or restricted stock units were made to the named executive officers in 2010.
     Stock Options
     Stock options have value solely to the extent that the price of our common shares increases over the grant price during the term of the option. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common stock on the date of grant so that the executive officer may not profit from the option unless the stock price increases. From 2006 to 2008, none of the company’s named executive officers received grants of stock options because the Compensation Committee determined that the only equity awards would be of restricted stock and restricted stock units under the Senior Executives Long-Term Incentive Program for 2005-2008. Following termination of the Senior Executives Long-Term Incentive Program for 2005-2008, no additional awards of restricted stock were made to any named executive officer during 2009 or 2010.
     Equity Grant Practices
     Equity grants, including grants of restricted stock or units or stock options, to all executive officers, including named executive officers, must be approved by the Compensation Committee. These grants occur only at meetings of the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting or a future date, if appropriate (such as in the case of a new hire). In general, the Compensation Committee evaluates equity awards for executive officers in February or March of each year and evaluates the awards in light of performance during the preceding year. Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common stock on the date of grant.
     Equity awards, including grants of stock options, to employees who are not executive officers may also be made by the Equity Awards Committee of the Board, which consists of two directors appointed by the Board, currently and during 2010, Messrs. Havner and Russell. These grants are made pursuant to the terms of the 2003 Stock Option and Incentive Plan and the authorization of the Board. The Equity Awards Committee acts after consideration of management’s recommendations. Equity grants to non-executive officers may be made at various times during the year, but are not timed in coordination with the release of material non-public information. Awards to non-executive officers typically vest over a six- year period with vesting beginning one year following the date of grant and then in five equal annual installments.
     2010 Base Salaries. The Compensation Committee typically reviews base salaries for increases bi-annually. In March 2010, the Compensation Committee considered base salaries, the anticipated business challenges for 2010 and the recommendations of Mr. Russell and determined to not increase base salaries for the named executive officers for 2010. As a result, 2010 base salaries for executive officers continued to be frozen for Mr. Russell at his 2006 salary, for Messrs. Petersen and Stokx at 2007 salaries and for Ms. Hawthorne at her 2008 salary.
     2011 Base Salaries. In March 2011, the Compensation Committee considered that base salaries had been frozen since 2008 and determined to increase base salaries for executive officers for 2011. Accordingly, Mr. Russell’s base salary was set at $467,500, Mr. Petersen’s at $330,000, Mr. Stokx’s at $247,500 and Ms. Hawthorne’s at $247,500.
     Annual Bonuses for 2010 Performance. In March 2010, the Compensation Committee established the 2010 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, including the Chairman of the Board, the Compensation Committee determined that 2010 bonuses would again be based on the achievement of targeted levels of FAD for the corporate component. The Compensation Committee selected FAD as the key financial metric because of its importance to both the PS Business Parks senior executive team and to investors. The Compensation Committee further determined that if the corporate 2010 FAD targets were met, individual bonuses for named executive officers would then be awarded based on achievement of divisional performance with respect to occupancy, NOI, leasing and enterprise value metrics and achievement of individual leadership and performance metrics related to each named executive officer’s specific job function.
     FAD is computed by adjusting consolidated Funds From Operations (“FFO”) for recurring capital improvements, which the company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the impact of EITF Topic D-42. FFO is computed as net income, before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and nonrecurring items. For purposes of calculating the FAD bonus target amounts, 2010 FAD was also adjusted by (1) reductions in preferred distributions due to the repurchase of preferred securities, (2) income, capital and expenses incurred in connection with asset acquisitions in 2010, (3) variance between budget and actual capital maintenance costs and (4) rental income from selected tenants.
     The 2010 threshold level of adjusted FAD established by the Compensation Committee for potential awards of 100% of the targeted bonus amount for an individual was adjusted FAD exceeding $82,764,900 but not more than $86,500,600 (the target for 150% of the targeted bonus amount). In March 2011, the Compensation Committee determined that 2010 FAD, as adjusted under the program, was $89,994,000. As a result, each named executive officer’s potential bonus was set at 150% of target.
     Since the FAD target was achieved and the maximum potential bonus payable to each named executive officer established, the Compensation Committee considered the amount of the actual incentive bonus payment for each named executive officer based on the individual’s performance during the year. The Chief Executive Officer’s performance was reviewed based on the Compensation Committee’s assessment of his achievement of the qualitative and quantitative goals, including an adjustment based on the percentage of total bonus achieved by divisional management. The Chief Executive Officer does not participate in the deliberations of the Compensation Committee with respect to setting his compensation. With respect to the other named executive officers, the Compensation Committee considered materials prepared by the Chief Executive Officer describing the achievements of each other named executive officer with respect to the bonus performance objectives, including his recommendations with respect to qualitative and subjective factors.
     The 2010 performance objectives for the named executive officers consisted of a variety of individually-specific quantitative and qualitative goals related to the operations and functions each supervises. The bonus objectives provided for adjusting a portion of the bonus paid to all the named executive officers by the percentage of total bonus achieved by divisional or functional individuals supervised by the named executive officers, and the bonus objectives for all named executive officers included leadership and other qualitative goals. The bonuses paid to divisional personnel (which do not include the named executive officers) are based on factors that include achieved occupancy levels, NOI, leasing and lease portfolio values for particular locations and regional operations for which the divisional employee is responsible. None of the goals for the named executive officers is based directly on company performance metrics, and the payment of a bonus does not depend on the achievement of any particular goal.
     Divisional management bonus targets and results. As noted above, a portion of the bonus of some of the individual named executive officers reflects the bonus percentage paid to the management of the company’s five operating divisions. Bonuses for the divisional managers are determined by the Chief Executive Officer in his sole discretion, after consideration of the recommendations of Mr. Petersen and Ms. Hawthorne. Mr. Russell also reviews his decisions with the Compensation

Committee. Each of the company’s five operating divisions has separate targets that vary based on the geography, local markets and portfolio. The 2010 annual bonus targets for divisional managers were (1) 18% based on achieving portfolio occupancy rates ranging from 84.89% to 93.68%, (2) 18% based on achieving budgeted divisional NOI ranging from $20.5 million to $65.7 million, (3) 18% based on achievement of a targeted level of economic value in portfolio leases (“EVA”) ranging from 7.09% to 8.54% among the divisions, (4) 18% based on achieving leasing production targets ranging from $1.0 to $1.4 million, (5) 18% based on transaction cost containment and (6) 10% based on the Chief Executive Officer’s subjective evaluation of job performance. Actual performance at the five divisions for (1) occupancy ranged from 98.78% to 102.06% of the target, (2) 100.0% to 102.1% for divisional NOI achievements, (3) 98.36% to 104.33% of the EVA goal, (4) 93.12% to 134.2% for leasing production, (5) 49.0% to 94.6% for transaction cost control and (4) 67.5% to 95% based on a subjective evaluation of performance. The weighted average of combined divisional performance bonus payout for 2010 was 100.1%.
     Named executive officer individual targets and results. At the beginning of 2010, the Compensation Committee approved the individual bonus criteria and target payout amounts. In early 2011, the amount of each named executive officer’s bonus paid was determined by multiplying the portion of each named executive officer’s target bonus that was attributable to each performance criterion by the extent to which the committee deemed that factor was achieved, expressed as a percentage. The committee did not otherwise exercise discretion to increase or reduce amounts paid for 2010 performance. The criteria and results for each named executive officer in 2010 are described below.
     Joseph D. Russell, Jr. Mr. Russell’s 2010 bonus potential was $637,500. His bonus for 2010 was calculated based on achievement of the following goals: (1) 50% based on the weighted average divisional bonus payout, which was 100% for 2010, resulting in a payout amount of $318,750; (2) 10% based on the performance of the bonus achievement of the Finance Department senior management which was 97.8% achieved for 2010, resulting in a payout amount of $62,348; (3) 10% based on achievement of an NAV goal that 2010 NAV decline by less than 3.75% over 2009, which was not achieved for 2010; and (4) 30% based on the Compensation Committee’s subjective assessment of his leadership and value creation during 2010, which the Compensation Committee determined was 100% achieved for 2010, resulting in a payout amount of $191,250. Based on the foregoing, Mr. Russell’s total 2010 bonus payment was $572,348 (89.8% of target.)
     John W. Petersen. Mr. Petersen’s 2010 bonus potential was $450,000. His bonus for 2010 was calculated based on achievement of the following goals: (1) 70% based on the weighted average divisional bonus payout, which was 100% achieved for 2010, resulting in a payout amount of $315,000; and (2) 30% based on a subjective evaluation of Mr. Peterson’s leadership achievements, which the Committee determined was 88% achieved, resulting in a payout of $118,575. Based on the foregoing, Mr. Petersen’s total 2010 bonus was $433,575 (96.3% of target).
     Edward A. Stokx. Mr. Stokx’ 2010 bonus potential was $300,000. His bonus for 2010 was calculated based on achievement of the following goals: (1) 40% based on the weighted average divisional bonus payout, which was 100% achieved for 2010, resulting in a payout amount of $120,000; (2) 20% based on achievement of operational and cost cutting objectives, which the Compensation Committee determined was 95.7% achieved for a payout of $57,425; (3) 15% based on a subjective evaluation of Mr. Stokx activities to manage business risks related to customer payments, which the Committee determined was 94% achieved for a payout of $42,500; (4) 10% based on a subjective evaluation of Mr. Stokx’ leadership and team development during 2010, which the Committee determined was 91.8% achieved, resulting in a payout of $27,540; and (5) 15% based on a subjective evaluation of the achievement of investor outreach goals, which the Committee determined was 96.25% achieved for a payout of $43,312. Based on the foregoing, Mr. Stokx’ total 2010 bonus was $290,777 (96.9% of target).
     Maria R. Hawthorne. Ms. Hawthorne’s 2010 bonus potential was $262,500. Her bonus for 2010 was calculated based on achievement of the following goals: (1) 70% based on the average percentage of target bonus paid to the divisional management for the Washington metro and Southeast divisions, which was 108% for 2010, resulting in a payout of $198,030; and (2) 30% based on a subjective evaluation of her leadership measurements and job performance, which the Committee determined was 86% achieved, resulting in a payout of $67,525. Based on the foregoing, Ms. Hawthorne’s total 2010 bonus was $265,555 (101.1% of target).
     2011 Executive Officer Annual Cash Bonus Performance Targets. In March 2011, the Compensation Committee established the 2011 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, the Compensation Committee determined that, as was the case for 2010, 2011 bonuses would again be based on the achievement of targeted levels of FAD for the corporate component, adjusted for reductions or increases in preferred distributions related to the repurchase or issuance, respectively, of preferred securities and for income, capital and expenses incurred in connection with property acquisitions and dispositions. The Compensation Committee established three designated FAD levels for payment of 100%, 150% or 200% of the bonus target amount depending on the level of FAD achieved. The Compensation Committee selected FAD as the key financial metric because of its importance to both the PS Business Parks senior executive team and to investors.
     If the corporate FAD targets are met for 2011 and the size of the bonus pool is set, individual bonuses for all named executive officers will be awarded 80% based on the FAD level achieved and 20% based on leadership and other subjective measures. The Compensation Committee considers achievement of the bonus targets to be challenging, but achievable.
     The Committee also determined bonus target amounts for achievement of the FAD level required for payment of a 100% bonus for 2011 performance for Mr. Russell of $467,500, for Mr. Petersen of $330,000, for Mr. Stokx of $247,500 and for Ms. Hawthorne of $247,500. As noted previously, FAD levels for payment of 150% and 200% of the bonus target amount were also established as part of the 2011 performance bonus program, which would adjust the target bonus amount paid by 150% or 200%, respectively, if those levels were achieved.
     2010 Long-Term Equity Compensation. In March 2010, the Compensation Committee determined that grants of stock options would be the optimal incentive to retain, motivate and reward named executive officers during the anticipated challenging environment for commercial real estate in 2010. As a result, the Compensation Committee granted stock options to the named executive officers in the following amounts: Joseph D. Russell, Jr., 65,000 shares; John Petersen, 45,000 shares; Edward A. Stokx, 35,000 shares; and Maria R. Hawthorne, 40,000 shares. The stock options vest in equal annual installments over five years and have a ten-year term.
     PS Business Parks Executive Officer Stock Retention Requirements. Named executive officers are required to retain 20% of the shares of common stock of PS Business Parks previously acquired under the Senior Executives Long-Term Incentive Program for 2005-2008 for the duration of their employment by PS Business Parks.
     Role of Executive Officers. In general, Mr. Russell attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers or other employees is discussed and/or (2) company-wide compensation matters, such as the consideration of new equity plans, are discussed. Mr. Russell does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits Mr. Russell’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Russell with respect to appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation for Mr. Russell. The Compensation Committee met five times during 2010. Mr. Russell attended four of the meetings. Mr. Russell did not participate in the deliberations of the Compensation Committee with respect to setting his compensation.
     Compensation Survey Companies. Each component of compensation for the named executive officers—salary, annual cash bonus and equity compensation—is based generally on the Compensation Committee’s (and Mr. Russell’s for each of the other named executive officers) subjective assessment of each individual’s role and responsibilities, corporate and individual achievements and consideration of market compensation rates. Market compensation rates are considered by the Compensation Committee in determining compensation levels. However, we do not “benchmark” or specifically target certain levels of compensation. For the named executive officers, the Compensation Committee primarily determines market compensation rates by reviewing public disclosures of compensation paid to senior executive officers at other office and industrial companies with a total market capitalization that the Compensation Committee deems comparable (the “Compensation Survey Companies”). In 2010, the Compensation Survey Companies were:

•	Alexandria Real Estate Equities, Inc.	•	First Industrial Realty Trust, Inc.
•	AMB Property Corp.	•	Franklin Street Properties Corp.
•	BioMed Realty Trust	•	Highwoods Properties, Inc.
•	Boston Properties Inc.	•	Kilroy Realty Corporation
•	Brandywine Realty Trust	•	Liberty Property Trust
•	Corporate Office Properties Trust	•	Maguire Properties, Inc.
•	DCT Industrial Trust Inc.	•	Mission West Properties, Inc.
•	Douglas Emmett, Inc.	•	ProLogis
•	Duke Realty Corp.	•	SL Green Realty Corp.
•	EastGroup Properties, Inc.

     As discussed above, the information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation Committee also considers corporate, business unit and individual performance and the views of other Board members, including the Chairman, as well as the recommendations of Mr. Russell with respect to compensation of the other named executive officers.
     Tax and Accounting Considerations—Code Section 162(m). Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as PS Business Parks, L.P. (the “Operating Partnership”). Most of our employees and all of our named executive officers are employed by the Operating Partnership. As a result, we do not believe the provisions of Section 162(m) apply to compensation for our named executive officers, who are employees of the Operating Partnership. However, our Performance-Based Plan approved by shareholders in 2006 (the “2006 Plan”) is designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m).
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee of the Board of Directors of PS Business Parks, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. This report is provided by the following independent directors who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE
James H. Kropp (Chairman)
Jennifer Holden Dunbar
Michael V. McGee

Compensation of Executive Officers
     The following table sets forth certain information concerning the compensation for 2010 paid to the company’s principal executive officer, principal financial officer and the two other most highly compensated persons who were executive officers of the company on December 31, 2010 (the “named executive officers”). These four officers constitute all the company’s executive officers.
SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock		Incentive Plan
Name and			Awards	Option Awards	Compensation ($)	All Other
Principal Position	Year	Salary	($) (1)	($) (1)	(2)	Compensation (3)	Total ($)
Joseph D. Russell,	2010	$425,790	—	$391,300	$572,348	$26,300	$1,415,738
Jr., President and	2009	$425,790	—	—	$340,550	$42,800	$809,140
Chief Executive	2008	$425,710	$235,575	—	$347,300	$49,460	$1,058,045
Officer

John W. Petersen,	2010	$300,790	—	$270,900	$433,575	$17,786	$1,023,051
Executive Vice	2009	$300,790	—	—	$223,050	$24,804	$548,644
President and Chief	2008	$300,700	$117,788	—	$274,170	$26,602	$719,260
Operating Officer

Edward A. Stokx,	2010	$225,790	—	$210,700	$290,777	$16,511	$743,778
Executive Vice	2009	$225,790	—	—	$168,200	$21,931	$415,921
President and Chief	2008	$225,610	$91,613	—	$184,200	$23,157	$524,580
Financial Officer

Maria R. Hawthorne,	2010	$225,737	—	$240,800	$265,500	$15,872	$747,909
Executive Vice	2009	$225,737	—	—	$134,868	$21,618	$382,223
President, East	2008	$218,329	$78,525	—	$165,690	$24,389	$486,933
Coast

(1)	The amounts for stock awards and option awards reflect the grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for 2010 are included in Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2010, included in the company’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(2)	Includes amounts earned pursuant to the company’s annual incentive award program.

(3)	All Other Compensation for 2010 consists of (1) company contributions to the 401(k)/Profit Sharing Plan (4% of the annual cash compensation up to a maximum of $9,800 in 2009) and (2) dividend equivalent payments on unvested restricted stock units:

	Company
	Contributions To
	401(k)/Profit	Dividends Paid On
Name	Sharing Plan	Stock Awards	Total
Joseph D. Russell, Jr.	$9,800	$16,500	$26,300
John W. Petersen	$9,800	$7,986	$17,786
Edward A. Stokx	$9,800	$6,711	$16,511
Maria R. Hawthorne	$9,800	$6,072	$15,872

     The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during 2010.
GRANTS OF PLAN-BASED AWARDS

					All Other Option
					Awards: Number of
					Securities		Exercise or Base	Grant Date Fair
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Underlying Options		Price of Option	Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)		Awards ($/Sh)	Option Awards ($)
Joseph R. Russell, Jr.	3-15-10	212,500	425,000	637,500	—		—	—
Annual Incentive	3-15-10	—	—	—	65,000	(3)	52.35	391,300
Stock Options

John W. Petersen	3-15-10	150,000	300,000	450,000	—		—	—
Annual Incentive	3-15-10	—	—	—	45,000	(3)	52.35	270,900
Stock Options

Edward A. Stokx	3-15-10	100,000	200,000	300,000	—		—	—
Annual Incentive	3-15-10	—	—	—	35,000	(3)	52.35	210,700
Stock Options

Maria R. Hawthorne	3-15-10	87,500	175,000	262,500	—		—	—
Annual Incentive	3-15-10	—	—	—	40,000	(3)	52.35	240,800
Stock Options

(1)	These amounts relate to possible payouts under the annual bonus plan. Actual payouts for 2010 are shown in the Summary Compensation Table.

(2)	Amounts reflect the full grant date fair value of each equity award, as computed in accordance with FASB ASC Topic 718. For stock awards, the number is calculated by multiplying the fair market value of PS Business Parks common shares on the date of grant by the number of shares awarded. For option awards, the number is calculated by multiplying the Black-Sholes value determined as of the date of grant by the number of options awarded. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of PS Business Parks.

(3)	Options granted to Messrs. Russell, Petersen, Stokx and Ms. Hawthorne become exercisable in five equal installments beginning on the first anniversary of the date of grant.
     The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2010.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
		Number of
	Number of	Securities			Stock Awards
	Securities	Underlying			Number of Shares or	Market Value of
	Underlying	Unexercised Options			Units of Stock that	Shares or Units of
	Unexercised Options	(#) Unexercisable	Option Exercise	Option Expiration	Have Not Vested (#)	Stock That Have Not
Name	(#) Exercisable	(1)	Price ($)	Date	(2)	Vested ($) (3)
Joseph D. Russell, Jr.	59,216	0	$34.34	9-9-2012	6,000	334,320
	50,000	0	$43.75	8-5-2015
	0	65,000	$52.35	3-15-2020

John W. Petersen	45,000	0	$45.51	12-1-2014	3,000	167,160
	45,000	45,000	$52.35	3-15-2020

Edward A. Stokx	0	35,000	$52.35	3-15-2020	2,934	163,482

Maria R. Hawthorne	0	40,000	$52.35	3-15-2020	2,540	141,529

(1)	All unvested stock options granted vest at a rate of 20% per year on each grant anniversary date beginning one year from March 15, 2010, the date of grant.

(2)	All unvested restricted stock units vest according to the following schedule:

Grant Date	Vesting Date(s)
3-28-05	3-28-11
3-20-07	3-20-11
3-17-08	3-17-11; 3-17-12

(3)	Assumes a price of $55.72 per share, the closing price for common stock on the New York Stock Exchange on December 31, 2010.
OPTION EXERCISES AND STOCK VESTED
     The following table provides information about options exercised by and restricted stock unit awards vested for the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on Exercise	Value Realized on	Number of Shares	Value Realized on
Name	(#)	Exercise ($) (1)	Acquired on Vesting (#)	Vesting ($) (2)
Joseph D. Russell, Jr.	12,000	262,995	10,500	565,485
John W. Petersen	5,000	74,511	4,550	242,672
Edward A. Stokx	35,000	470,433	3,517	188,257
Maria R. Hawthorne	23,000	436,283	3,640	194,149

(1)	Value realized represents the difference between the market price of the company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized calculated based on the number of shares vesting multiplied by the closing market price of our common stock on the New York Stock Exchange on the vesting date.
PENSION/NONQUALIFIED DEFERRED COMPENSATION PLANS
     We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Upon Termination
     We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company’s Performance-Based Compensation Plan, 2003 Plan, 401(k)/Profit Sharing Plan or as required by law. These include:
•	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	amounts contributed under our 401(k)/Profit Sharing Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability
          In the event of the death or permanent and total disability of a named executive officer while employed by the company, the executive officer will receive 401(k)/Profit Sharing Plan contributions noted above and accrued unused vacation pay, in addition to the following:
•	All unvested outstanding stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;

•	All outstanding unvested stock options and restricted stock units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

•	The officer will receive payments under the company’s life insurance program or disability plan, as applicable, similar to all other employees of the company.
Payments Upon a Change of Control
          The company’s 2003 Plan provides that upon the occurrence of a “change of control” of the company:
•	all outstanding unvested restricted stock units and restricted stock grants will vest immediately; and

•	all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the 2003 Plan to include:

•	the dissolution or liquidation of the company or a merger in which the company does not survive,

•	the sale of substantially all the company’s assets, or

•	any transaction which results in any person or entity, other than B. Wayne Hughes and members of his family and their affiliates, owning 50% or more of the combined voting power of all classes of our stock.
The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or substitution of new options, restricted stock and restricted stock units or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.
               The following table shows the estimated value of the acceleration of equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2010 and assuming a closing market price of our common stock on such date of $55.72.

	Value of vesting of all	Value of vesting of all
	outstanding unvested	outstanding restricted
Name	options (1)	stock units (2)
Joseph D. Russell, Jr.	$219,050	$334,320
John W. Petersen	$151,650	$167,160
Edward A. Stokx	$117,950	$163,482
Maria R. Hawthorne	$134,800	$141,529

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the PS Business Parks common stock on the New York Stock Exchange on December 31, 2010.

(2)	Represents the number of restricted stock units multiplied by the closing price of the company’s common stock on the New York Stock Exchange on December 31, 2010.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          We are providing shareholders an advisory vote on executive compensation. The advisory vote on compensation is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure.
          As discussed below, in 2010, the PS Business Parks’ senior management team achieved solid shareholder total returns, grew occupancy and maintained our conservative capital structure, while completing significant acquisitions that position us for future growth. Based on these accomplishments, your Board recommends that you vote to approve our compensation program for executive officers.
          The company’s goal for our executive compensation program is to hire, retain and motivate our senior management to create long-term value. We believe that our compensation programs have been very effective in creating long-term value for shareholders. For fiscal 2010, PS Business Parks’ total shareholder return was a solid 14.9% in the face of challenging market conditions for commercial real estate owners and operators. Despite these challenging times, we improved the occupancy of our same park facilities from 90.4% to 91.5% and leased over 6.1 million square feet. We added another 2.3 million square feet to our portfolio in 2010 through property acquisitions that position us for future growth. And we accomplished these achievements while maintaining a conservative balance sheet that resulted in an upgrade to our credit rating.
          Even with our solid results for 2010, we believe our compensation practices have been conservative relative to our peers. During 2010, the Compensation Committee continued to hold senior executive salaries flat at 2008 levels. This reflected the Compensation Committee’s view that a substantial portion of executive compensation should be incentive compensation that is paid solely upon the achievement of performance goals designed to drive company growth. Accordingly, the Compensation Committee tied cash bonus payments to the achievement of targeted levels of FAD as well as a multitude of property and divisional level metrics designed to minimize business declines in challenging economic times and position the company for growth as the economy improves. As discussed in the Compensation Discussion and Analysis section, even in the face of continued economic headwinds in 2010, management successfully achieved the FAD target for payment of bonuses at the 150% level that was set early in the year.
          In summary, compensation actions in 2010 for executive officers included:
•	2010 base salaries for executive officers continued to be frozen for Mr. Russell at his 2006 salary, for Messrs. Petersen and Stokx at their respective 2007 salaries and for Ms. Hawthorne at her 2008 salary;

•	bonuses were paid at 150% of target based on management’s achievement of FAD goals set at the beginning of 2010; and

•	the only equity awards to senior management were stock options, which vest over 5 years and have value only if the price of PS Business Parks common stock increases on the date of exercise over the grant price.
          We believe our compensation program for executive officers helps drive our strong performance. Our shareholders were rewarded in 2010 for our achievements, and your Board believes management should be fairly compensated as well. Based on our solid financial and operational performance and total return for shareholders in 2010, your Board concluded that our executive compensation program should be approved by shareholders and asks you to approve the following resolution:
          “RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
          The vote on our executive compensation programs is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by the company’s shareholders and will consider the outcome of the vote when making future compensation decisions.
          Your Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
          As described above in Proposal 3, this year we are providing shareholders with an advisory vote on the compensation of our named executive officers. This Proposal 4 provides shareholders with an advisory vote on how often to hold the advisory shareholder vote to approve executive compensation. Under this proposal, shareholders may vote to hold the vote on executive compensation every one, two or three years. Alternatively, shareholders may abstain from voting.
          Your Board of Directors believes that a frequency of every three years for the advisory vote on executive compensation best achieves the objectives of the vote to approve the compensation of the named executive officers by aligning the shareholder vote with a focus on long-term results in our executive pay programs. A vote every three years provides shareholders with sufficient time to evaluate the effectiveness of our compensation philosophy, policies and practices in the context of our long-term business and financial results for the period, while avoiding a focus on short-term results that may distract management from its long-term goals. A vote every three years also provides management with sufficient time to address any concerns about the company’s compensation programs that shareholders may express. Shareholders with concerns about our compensation programs for executive officers are encouraged to raise them at any time, not just at the time of a formal vote.
          This vote is advisory and not binding on the Board of Directors. However, the Compensation Committee and your Board value shareholder feedback and will consider the outcome of the vote in making decisions on the frequency of future advisory votes on executive compensation. Please note that you are being asked to vote on one of the three choices presented, and you are not being asked to vote to approve or disapprove the Board’s recommendation.
          Your Board of Directors recommends that you vote for the option of every “THREE YEARS” for future advisory votes on executive compensation.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Related Party Transaction Approval Policies and Procedures. With respect to transactions involving our directors, our Director Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Directors’ Code of Ethics. Directors are requested to submit information in advance to the Nominating/Corporate Governance Committee. The Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.
          Our executive officers are subject to our company-wide Business Conduct Standards (“BCS”). Under the BCS, executive officers are required to discuss and seek pre-approval of the Chief Executive Officer of any potential conflicts of interest. In addition, the Audit Committee reviews, on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.
          Relationship with Public Storage. The properties in which the company has an equity interest are generally owned by the Operating Partnership. As of March 1, 2011, the company owned approximately 77.2% of the Operating Partnership’s common partnership units. The remaining common partnership units were owned by Public Storage. The 7,305,355 units of limited partnership interest in the Operating Partnership held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. Upon conversion of the units to common stock of the company, Public Storage and its affiliated partnerships would own 41.0% of the common stock (based upon the common stock outstanding at March 1, 2011 and assuming such conversion).
          Management Agreement with Affiliates. The Operating Partnership operates industrial, retail and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (“Affiliated Entities”) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the Operating Partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2010, Public Storage and the Affiliated Entities paid fees of $672,000 to the Operating Partnership pursuant to that management agreement. As to facilities directly owned by Public Storage, the management agreement has a seven-year term with the term being automatically extended for one year on each anniversary date (thereby maintaining a seven-year term) unless either party (Public Storage or the Operating Partnership) notifies the other that the management agreement is not being extended, in which case it expires, as to such facilities, on the first anniversary of its then scheduled expiration date. As to facilities owned by the Affiliated Entities, the management agreement may be terminated as to such facilities upon 60 days’ notice by Public Storage (on behalf of the Affiliated Entity) and upon seven years’ notice by the Operating Partnership.
          In December 2006, Public Storage began providing property management services for the mini storage component of two assets owned by the company. These mini storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities and the selection and engagement of vendors, suppliers and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including on-site managers, assistant managers and associate managers. Both the company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fee expenses under the contract were approximately $48,000 for the year ended December 31, 2010.
          Public Storage also owns and licenses the PS Business Parks name and logo to the company under a royalty-free license that may be terminated upon six-month’s notice to the company.
          Cost Sharing Arrangements with Affiliates. Under a cost sharing and administration services agreement, PS Business Parks shares the cost of certain administrative services with Public Storage and its affiliates. During 2010, we paid costs totaling $543,000.
          Loan from Affiliate. On February 9, 2011, the company entered into an agreement with Public Storage to borrow $121.0 million with a maturity date of August 9, 2011 at an interest rate of LIBOR plus 0.85%. Funds from the loan were used to repurchase the company’s 7.50% Series J Cumulative Redeemable Preferred Units for $35.4 million and to repay, in full, the outstanding balance on the Company’s Credit Facility.
          Board Members. Ronald L. Havner, Jr., Chairman of the Board, is also Vice-Chairman, Chief Executive Officer and President and a trustee of Public Storage.
ANNUAL REPORT ON FORM 10-K
          On February 25, 2011, we filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC, together with applicable financial statements. A copy of the Annual Report on Form 10-K with certain exhibits is included in the 2010 Annual Report mailed to shareholders together with this proxy statement. The Annual Report on Form 10-K may also be found on our website, www.psbusinessparks.com. The company will furnish without charge upon written request of any shareholder another copy of the 2010 Form 10-K, including financial statements and any schedules. Upon written request and payment of a copying charge of 20 cents per page, the company will also furnish to any shareholder a copy of the exhibits to the Annual Report. Requests should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.
DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
CONSIDERATION AT 2012 ANNUAL MEETING
          Any proposal that a shareholder wishes to submit for inclusion in the company’s Proxy Statement for the 2012 Annual Meeting of Shareholders (“2011 Proxy Statement”) pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the company no later than December 6, 2011. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2012 Annual Meeting of Shareholders (including nominations for director), but does not seek to include in the company’s 2012 Proxy Statement pursuant to Rule 14a-8, must be delivered to the company no later than February 19, 2012 if the proposing shareholder wishes for the company to describe the nature of the proposal in its 2012 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company in connection with the 2012 Annual Meeting of Shareholders should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

OTHER MATTERS
          The management of the company does not currently intend to bring any other matter before the meeting and knows of no other matters that are likely to come before the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.
          You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By	Order of the Board of Directors,

Stephanie G. Heim, Vice President, Counsel & Assistant Secretary

Glendale, California
April 4, 2011

DIRECTIONS TO THE PS BUSINESS PARKS 2011 ANNUAL MEETING
          The PS Business Parks 2011 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:
From points north and south via Interstate 5 (I-5):
          From the I-5 freeway, exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.
From Los Angeles International Airport (LAX):
          From LAX, take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.
Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

ANNUAL MEETING OF SHAREHOLDERS OF
PS BUSINESS PARKS, INC.
May 2, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and proxy card are available at
www.psbusinessparks.com/2011/proxy.html.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES, FOR PROPOSALS 2 AND 3 AND "3 YEARS" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

								FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2011.		☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Ronald L. Havner, Jr.
		¡	Joseph D. Russell, Jr.					FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	R. Wesley Burns Jennifer Holden Dunbar Arthur M. Friedman		3.	Advisory vote on executive compensation.		☐	☐	☐
☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡	James H. Kropp Sara Grootwassink Lewis Michael V. McGee				1 year	2 year	3 year	ABSTAIN
					4.	Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

					5.	Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●					The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 4, 2011.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PS BUSINESS PARKS, INC.
701 Western Avenue
Glendale, California 91201-2349
This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors
     The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Joseph D. Russell, Jr., or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 10, 2011, at the Annual Meeting of Shareholders to be held on May 2, 2011, (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 10, 2011, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
     THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3 AND “3 YEARS” FOR PROPOSAL 4. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
     The undersigned, as named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 10, 2011. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 11:59 p.m., Central Time, on April 28, 2011. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.
(continued and to be signed on reverse side)

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